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                                                                  EXHIBIT (10)-3

                                          January 19, 1998

Mr. Michael D. Martin
Executive Vice President and
  Chief Financial Officer
HEALTHSOUTH Corporation
One HealthSouth Parkway
Birmingham, AL 35243

Dear Mike:

     In connection with your acceptance to serve MedPartners, Inc. ("Company") as a consultant, and as compensation for the responsibilities and duties that you will perform at the direction of Richard Scrushy, the Chairman and Acting Chief Executive Officer of the Company, on January 19, 1998, the Compensation Committee of the Board of Directors of the Company granted you an option to purchase five hundred thousand (500,000) shares of the Company's Common Stock, par value $.001 per share ("Option"). The terms of the Option are fully set forth in the Nonqualified Stock Option Agreement attached hereto.

     It is understood that you will serve the Company as a consultant for an initial term of six months, during which time you will work with Richard to develop and execute a strategy for revitalizing the Company. Thereafter, it is expected that you will continue to serve the Company as needed, at the request and direction of Richard.

     It is our belief that the next six months will be a turning point for the Company and your contribution will be an integral part of the Company's progress.

                                          Very truly yours,

                                          Charles W. Newhall III
                                          Chairman, Compensation Committee